EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Walgreen Co. and Subsidiaries, and the effectiveness of Walgreen Co. and Subsidiaries’ internal control over financial reporting dated October 19, 2012, appearing in the Annual Report on Form 10-K of Walgreen Co. and Subsidiaries for the year ended August 31, 2012.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 6, 2013